UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No.12)*

                        PHOENIX INFORMATION SYSTEMS CORP.
                  -------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                      -----------------------------------
                         (Title of Class of Securities)

                                    719077109
                              -------------------
                                 (CUSIP Number)

                              Stephen M. Vine, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000
              ---------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 3, 1997
                       ---------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d- 1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Continued on following page(s)
                               Page 1 of 25 Pages
                             Exhibit Index: Page 18

                                                              Page 2 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109


1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  S-C Phoenix Partners

2        Check the Appropriate Box If a Member of a Group*
                                                  a. [_]
                                                  b. [x]


3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  New York

                           7        Sole Voting Power
  Number of                                 39,269,999
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   39,269,999
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            39,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]



13       Percent of Class Represented By Amount in Row (11)

                                    53.68%

14       Type of Reporting Person*

                  PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Quantum Industrial Partners LDC

2        Check the Appropriate Box If a Member of a Group*
                                                  a. [_]
                                                  b. [x]


3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Cayman Islands

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999


12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]


13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  OO; IV
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  S-C Phoenix Holdings, L.L.C.

2        Check the Appropriate Box If a Member of a Group*
                                                  a. [_]
                                                  b. [x]


3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 1,000,000
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  39,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   1,000,000
    With
                           10       Shared Dispositive Power
                                            39,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999


12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]


13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  QIH Management Investor, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]



13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  PN; IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  QIH Management, Inc.

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]



13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Soros Fund Management LLC

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]


13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  OO; IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  George Soros (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  United States

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  41,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            41,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            41,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [_]

13       Percent of Class Represented By Amount in Row (11)

                                    54.92%

14       Type of Reporting Person*

                  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Stanley F. Druckenmiller (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  United States

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [X]


13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Winston Partners, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         |X|


13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Chatterjee Fund Management, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                  a.  [_]
                                                  b.  [x]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  40,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            40,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            40,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         |X|

13       Percent of Class Represented By Amount in Row (11)

                                    54.31%

14       Type of Reporting Person*

                  PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 25 Pages

                                  SCHEDULE 13D

CUSIP No. 719077109



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  Purnendu Chatterjee

2        Check the Appropriate Box If a Member of a Group*
                                                  a. [_]
                                                  b. [x]


3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  United States

                           7        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  41,269,999
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   0
    With
                           10       Shared Dispositive Power
                                            41,269,999

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            41,269,999

12       Check Box If the Aggregate  Amount in Row (11) Excludes Certain Shares*
         [_]

13       Percent of Class Represented By Amount in Row (11)

                                    54.92%

14       Type of Reporting Person*

                  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 25 Pages


          This Amendment No. 12 to Schedule 13D relates to shares of Common Stock, $.01 par value per share (the "Shares"), of Phoenix Information Systems, Corp. (the "Issuer"). This Amendment No. 12 amends the initial statement on
Schedule 13D dated December 16, 1994 and all amendments thereto (collectively, the "Initial Statement") filed by certain of the Reporting Persons (as defined herein). This Amendment No. 12 is being filed by the Reporting Persons to report that Phoenix Partners (as defined below) has entered into a binding term sheet with the Issuer which provides for the financing and sale of substantially all of the assets of the Issuer to Phoenix Partners. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 2.        Identity and Background.

          This statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

     (i)       S-C Phoenix Partners ("Phoenix Partners");

     (ii)      Quantum Industrial Partners LDC ("QIP");

     (iii)     S-C Phoenix Holdings, L.L.C. ("Phoenix Holdings");

     (iv)      QIH Management Investor, L.P. ("QIHMI");

     (v)       QIH Management, Inc. ("QIH Management");

     (vi)      SFM LLC;

     (vii)     George Soros ("Mr. Soros");

     (viii)    Stanley F. Druckenmiller ("Mr. Druckenmiller");

     (ix)      Winston Partners, L.P. ("Winston");

     (x)       Chatterjee Fund Management, L.P. ("CFM"); and

     (xi)      Dr. Purnendu Chatterjee ("Dr. Chatterjee").

                                                             Page 14 of 25 Pages

Item 4.        Purpose of Transaction.

          On December 3, 1997, Phoenix Partners and the Issuer signed a binding term sheet providing for debtor-in-possession financing and the sale of substantially all the assets of the Issuer to Phoenix Partners for $20,000,000 plus the assumption of specified liabilities. Both the debtor-in-possession credit facility and the sale of assets are subject to bankruptcy court approval. The debtor-in-possession credit facility will provide up to $600,000 in financing subject to customary conditions. Phoenix Partners and the Issuer will enter into a definitive asset purchase agreement which will provide for a $1,000,000 breakup fee and a nonsolicitation agreement which will prohibit the Issuer from actively seeking alternative purchasers, in addition to conditions, representations and warranties customarily found in agreements to purchase all the assets of a debtor-in-possession. The Reporting Persons reserve the right to acquire, or cause to be acquired, additional securities of the Issuer, to dispose of, or cause to be disposed, such securities at any time or to formulate for other purposes, plans or proposals regarding the Issuer or any of its securities, to the extent deemed advisable in light of general investment and trading policies of the Reporting Persons and/or SFM Clients, market conditions or other factors.


Item 7.        Material to be Filed as Exhibits.

          AL. Summary Term Sheet for Asset Purchase and Debtor in Possession Financing Agreement dated as of December 3, 1997 between Phoenix Partners and the Issuer.

                                                             Page 15 of 25 Pages

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  December 8, 1997            S-C PHOENIX PARTNERS

                                   By:  S-C Phoenix Holding, L.L.C.

                                        By:  /S/ MICHAEL C. NEUS
                                             ----------------------------------
                                             Michael C. Neus
                                             Authorized Person


                                   QUANTUM INDUSTRIAL PARTNERS LDC

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Attorney-in-Fact


                                   S-C PHOENIX HOLDINGS, L.L.C.

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Authorized Person


                                   QIH MANAGEMENT INVESTOR, L.P.

                                   By:  QIH MANAGEMENT, INC., its general
                                        partner

                                        By:  /S/ MICHAEL C. NEUS
                                             ----------------------------------
                                             Michael C. Neus
                                             Vice President


                                   QIH MANAGEMENT, INC.

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Vice President

                                                             Page 16 of 25 Pages

                                   SOROS FUND MANAGEMENT LLC

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Assistant General Counsel


                                   GEORGE SOROS

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Attorney-in-Fact


                                   STANLEY F. DRUCKENMILLER

                                   By:  /S/ MICHAEL C. NEUS
                                        ---------------------------------------
                                        Michael C. Neus
                                        Attorney-in-Fact


                                   WINSTON PARTNERS, L.P.

                                   By:  Chatterjee Fund Management, L.P., its
                                        General Partner

                                        By:  Purnendu Chatterjee, its
                                             General Partner

                                             By:  /S/ PETER HURWITZ
                                                  -----------------------------
                                                  Peter Hurwitz
                                                  Attorney-in-Fact

                                                             Page 17 of 25 Pages


                                   CHATTERJEE FUND MANAGEMENT, L.P.

                                   By:  Purnendu Chatterjee, its
                                        General Partner

                                        By:  /S/ PETER HURWITZ
                                             ----------------------------------
                                             Peter Hurwitz
                                             Attorney-in-Fact


                                   PURNENDU CHATTERJEE

                                   By:  /S/ PETER HURWITZ
                                        ---------------------------------------
                                        Peter Hurwitz
                                        Attorney-in-Fact

                                                             Page 18 of 25 Pages


                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        -------

AL.               Summary Term Sheet for Asset  Purchase and
                  Debtor in Possession  Financing  Agreement
                  dated as of December  3, 1997  between S-C
                  Phoenix  Partners and Phoenix  Information
                  Systems
                  Corp.............................................       19